SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SENSIENT TECHNOLOGIES CORPORATION

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Commencing April 9, 2013, the following materials and information will be used by employees of Sensient Technologies Corporation (“Sensient” or the “Company”) to communicate about Sensient’s upcoming Annual Meeting of Shareholders (the "2013 Annual Meeting") and may be sent to certain shareholders.  The information below supplements information contained in Sensient’s definitive proxy statement dated March 15, 2013 as previously supplemented.  This information may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the "SEC").

Sensient Technologies: Glass Lewis Now Recommends Voting FOR Executive Say on Pay

Dear Shareholder,

Glass Lewis has updated its report to reflect the additional compensation disclosures made by Sensient since the filing of its definitive proxy statement dated March 15, 2013.  Glass Lewis is now  recommending that shareholders vote FOR the advisory vote on compensation. The updated note from Glass Lewis reads as follows:

Update: April 8, 2013. We have amended the Company Profile on page 3 as well as our analysis of Proposal 2 in order to reflect changes that the Company made pursuant to a Form 8-K and a Form DEFA-14A, both filed on April 5, 2013. The Company has removed excise tax gross-up benefits and has disclosed an intention to include performance-based awards in its next equity grant to the named executive officers. We now recommend voting "For" Proposal 2. None of our other vote recommendations have changed as a result of this update.

If you have any questions, or would like to arrange a discussion with Sensient, please call D.F. King & Co., Inc. at 212-493-6933.

Thank you